Exhibit 99.1


                                VCA ANTECH, INC.
                    COMPLETES MERGER WITH PET'S CHOICE, INC.

     LOS ANGELES, California, July 5, 2005 - Our company, VCA Antech, Inc. (NASDAQ NM SYMBOL: WOOF), a leading animal healthcare company in the United States today announced that it completed the merger with Pet's Choice, Inc. ("Pet's Choice") on July 1, 2005. Under the agreement, we acquired Pet's Choice for $60.0 million (less assumed debt, excluding real estate capital leases and before other adjustments) in cash. Pet's Choice operates 46 animal hospitals in five states with annual revenues in fiscal year ended March 27, 2005 of $69.4 million.

Forward-Looking Statements

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are: a material adverse change in the financial condition or operations of VCA Antech, Inc. or Pet's Choice; the ability to successfully integrate the two companies and achieve expected operating synergies following the merger; the rate of our laboratory internal growth and animal hospital same-store revenue growth; the level of direct costs and our ability to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of competition; any impairment in the carrying value of our goodwill; the effects of our recent acquisitions and our ability to effectively manage our growth; changes in prevailing interest rates; our ability to service our debt; and general economic conditions. These and other risk factors are discussed in our periodic reports filed with the SEC, including our Report on Form 10-K for the year ended December 31, 2004 and our periodic Report on Form 10-Q for the quarter ended March 31, 2005, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

     We own, operate and manage the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country, and we supply ultrasound and digital radiography equipment to the veterinary industry in North America.

Media contact:    Tomas Fuller, Chief Financial Officer
                  310) 571-6505